Exhibit 99.1

PULASKI FINANCIAL REPORTS SIGNIFICANT INCREASE OVER PRIOR YEAR
IN FIRST FISCAL QUARTER EARNINGS

•	Diluted EPS was $0.24 for the first fiscal quarter of 2011 compared with $0.07 for the prior-year quarter and $0.25 for the linked quarter

•	Annualized return on average assets and return on average common equity were 0.83% and 11.71%, respectively, for the quarter ended December 31, 2010; dividend payout ratio equaled 40%

•	Net interest income increased 8% over the linked quarter and 16% over the prior-year quarter on an improvement in the net interest margin and an increase in average mortgage loans held for sale

•	Net interest margin increased 6 basis points over the linked quarter and 36 basis points over the prior-year quarter on decreased funding costs and growth in mortgage loans held for sale

•
Mortgage revenues increased 8% over the linked quarter but decreased 32% from the prior-year quarter as loan origination and sales activity remained robust, but profit margins were below the levels realized in prior-year periods

•
Provision for loan losses was $4.3 million for the quarter versus net charge-offs of $4.0 million compared with $4.3 million and $4.1 million, respectively, for the linked quarter and $6.1 million and $3.7 million, respectively, for the prior year quarter

•	Ratio of allowance to total loans increased to 2.56% at December 31, 2010 compared with 2.52% at September 30, 2010 and 2.00% at December 31, 2009

•
Bank maintained “well-capitalized” regulatory status, with an estimated Tier 1 leverage capital ratio and an estimated total risk-based capital ratio of 9.05% and 12.36%, respectively, at December 31, 2010

ST. LOUIS, January 19, 2011 — Pulaski Financial Corp. (Nasdaq Global Select: PULB) today reported net income for the quarter ended December 31, 2010 of $3.1 million, or $0.24 per diluted common share, compared with net income of $1.3 million, or $0.07 per diluted common share, for the December 2009 quarter and net income of $3.2 million, or $0.25 per diluted common share, for the quarter ended September 30, 2010 .  Reducing income available to common shares were dividends and the related discount accretion on the Company’s preferred stock, issued in January 2009 as part of the U.S. Treasury’s TARP Capital Purchase Program, totaling $0.05 per diluted common share in each of the quarters ended December 31, 2010, December 31, 2009, and September 30, 2010.

Gary Douglass, President and Chief Executive Officer commented, “We are pleased to report the third successive quarter of solid earnings in the midst of continued difficult economic times. Our pretax earnings increased 30% over the linked quarter, primarily as the result of an increase in net interest income.  We also saw meaningful linked-quarter increases in mortgage revenues and retail banking fees.  However, as the result of an unusually low income tax rate in our prior fiscal year, net income in the December 2010 quarter was down 2% compared with the linked quarter as our fiscal 2011 tax rate returned to a more normal level.”

Net Interest Income Increased on Growth in Average Mortgage Loans Held for Sale Combined with Improved Net Interest Margin

Net interest income rose $1.0 million, or 8%, to $13.4 million for the quarter ended December 31, 2010 compared with $12.4 million for the quarter ended September 30, 2010 and rose $1.9 million, or 16%, compared with $11.5 million for the same period a year ago.  The increases were primarily the result of increases in the average balance of mortgage loans held for sale and expansion in the net interest margin, which increased to 3.78% for the quarter ended December 31, 2010 compared with 3.72% for the quarter ended September 30, 2010 and 3.42% for the December 2009 quarter.  The net interest margin benefited from market-driven declines in the cost of deposits and wholesale borrowings and growth in mortgage loans held for sale, which typically produce higher interest-rate spreads than other interest-earning assets held by the Company.

Mortgage Revenues Remain Robust, But Below Prior Year Highs

Non-interest income increased 6% to $3.6 million for the quarter ended December 31, 2010 compared with $3.5 million for the quarter ended September 30, 2010, but decreased 18% compared with $4.4 million for the December 2009 quarter.

Mortgage revenues totaled $1.8 million on loan sales of $612 million for the quarter ended December 31, 2010 compared with $1.7 million on loan sales of $489 million for the quarter ended September 30, 2010, and $2.7 million on loan sales of $414 million for the December 2009 quarter.  The Company continued to realize lower profit margins on loans sold during the December 2010 quarter as the result of: a high percentage of loan activity related to mortgage refinancings, which generally result in lower profit margins than home purchase activity; a lower percentage of FHA and VA loan originations, which generally produce higher sales margins than conventional mortgages; extended commitment periods for delivery of loans to the Company’s investors, resulting in lower sales margins; and increased variable costs on loans originated.  In addition, the Company increased its reserve for amounts potentially due to the Company’s loan investors under guarantees related to loans that were previously sold and became delinquent or defaulted.

Mortgage loans originated for sale totaled $598 million for the quarter ended December 31, 2010 compared with $612 million for the quarter ended September 30, 2010, and $472 million for the December 2009 quarter.  Mortgage loans held for sale increased $17.6 million, or 7%, to $271.2 million at December 31, 2010 compared with $253.6 million at September 30, 2010.

Douglass noted, “Our mortgage division produced yet another quarter of strong mortgage revenues in the face of tightening underwriting criteria required by our mortgage loan investors and increasing regulatory compliance requirements.  Like most other mortgage banking operations, this tightening combined with a high level of loan origination activity created the need to extend our commitment times for delivery of loans to our investors, which resulted in an increased number of days held in warehouse pending their final delivery to our mortgage investors and lower profit margins on loans sold.  However, we benefited greatly from the extended delivery times as we realized a 53% linked-quarter increase in net interest income related to these loans while they were awaiting their final delivery to our investors.”

Asset Quality

The provision for loan losses for the three months ended December 31, 2010 was $4.3 million compared with $4.3 million for the quarter ended September 30, 2010 and $6.1 million for the December 2009 quarter.  Net charge offs for the quarter ended December 31, 2010 totaled $4.0 million, or 1.51% of average loans on an annualized basis, compared with $4.1 million, or 1.51% of average loans on an annualized basis, for the quarter ended September 30, 2010 and $3.7 million, or 1.30% of average loans on an annualized basis, for the December 2009 quarter.

Non-performing assets increased to $78.0 million at December 31, 2010 from $74.5 million at September 30, 2010.  The increase was primarily attributable to a $3.2 million increase in non-accruing residential real estate loans and a $1.9 million increase in non-accruing commercial loans.

Douglass commented, “We have previously cautioned our shareholders that we might experience temporary upticks in non-performing asset levels in future quarters as we continue to work through economic and portfolio issues with our borrowers.  On the positive side, our total level of our internal adversely classified assets continues to slowly decline as we expected.  On the negative side, several commercial borrowers have migrated to the more severe non-accrual category over the past two quarters.  We believe we have appropriately dealt with these credits through a combination of additional specific reserves and partial charge-offs.  Also contributing to the increase in non-performing assets were increased delinquencies in our residential mortgage loan portfolio.  We believe these increased delinquencies are related to continuing high unemployment levels, coupled with the seasonal financial demands many consumers face during the holiday season.”

Management continued its efforts to proactively modify loan repayment terms with residential borrowers who were experiencing financial difficulties in the current economic climate with the belief that these actions would maximize the Bank’s ultimate recoveries on these loans.  The restructured terms of the loans generally included a reduction of the interest rates and the addition of past due interest to the principal balance of the loans.  During the quarter ended December 31, 2010, the Company restructured approximately $834,000 of loans to troubled residential borrowers and returned approximately $2.2 million of previously restructured residential loans to performing status as the result of the borrowers’ favorable performance history since restructuring.  At December 31, 2010, $28.4 million, or 85% of total restructured loans, related to residential borrowers compared with $27.6 million, or 84% of total restructured loans, at September 30, 2010.  At December 31, 2010, 66% of these residential borrowers were performing as agreed under the modified terms of the loans compared with 70% at September 30, 2010.

Douglass noted, “As we have indicated in prior periods, we have been optimistic that our efforts to work with many of our troubled borrowers who demonstrate the ability and intent to repay their obligations under the modified loan terms will help them manage through this difficult economic period and will maximize the bank’s ultimate recoveries on these loans.  During the quarter, we saw a small decrease in the percentage of residential borrowers that were performing as agreed under the modified terms.  We continue to believe this is still the best approach to resolving these troubled loans.  Since we began our efforts to work with these residential borrowers in earnest during the last half of calendar year 2008, we have been able to return to performing status approximately $10.2 million of restructured residential loans because of the borrowers’ favorable performance history.”

Conclusion / Outlook

Douglass commented, “The general economic environment that has existed during the past two years continues to present the banking industry with significant challenges.  Elevated unemployment levels coupled with softness in both commercial and residential real estate values have placed unprecedented stress on our commercial and retail borrowers.  In the face of these challenges, we reported solid results for the first fiscal quarter of 2011, which followed on the strong finish during the last half of fiscal 2010.  While we expect good earnings in our second fiscal quarter, they may likely not reach the levels we saw during the last three consecutive quarters.  We anticipate noticeable declines in mortgage revenues and net interest income related to our mortgage banking operation based on an expectation of seasonally lower loan origination volumes, lower refinancing activity and a shrinking warehouse of loans held for sale as loan sales exceed originations.  We expect these mortgage-related declines to be partially offset by growth in interest income from selective commercial loan growth and modestly lower credit-related costs.  With moderate improvement in overall economic conditions, including unemployment rates, we believe asset quality will slowly but steadily improve, resulting in a continuation of credit provision normalization, which in turn, will be a primary driver of meaningful earnings growth for the year.”

Conference Call Tomorrow

Pulaski Financial’s management will discuss first quarter results and other developments tomorrow, January 20, 2011, during a conference call beginning at 11 a.m. EDT (10 a.m. CDT).  The call also will be simultaneously webcast and archived for three months at: http://www.snl.com/irweblinkx/corporateprofile.aspx?iid=4044240.  Participants in the conference call may dial 877-473-3757 a few minutes before start time. The call also will be available for replay through February 3, 2011 at 800-642-1687 or 706-645-9291, conference ID 35478763.

About Pulaski Financial

Pulaski Financial Corp., operating in its 89th year through its subsidiary, Pulaski Bank, serves customers throughout the St. Louis and Kansas City metropolitan areas. The bank offers a full line of quality retail and commercial banking products through 12 full-service branch offices in the St. Louis metropolitan area and offers mortgage loan products through six loan production offices in the St. Louis and Kansas City metropolitan areas and Wichita, Kansas.  The Company’s website can be accessed at www.pulaskibankstl.com.

This news release may contain forward-looking statements about Pulaski Financial Corp., which the Company intends to be covered under the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.  Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of the Company. These statements often include the words "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions. You are cautioned that forward-looking statements involve uncertainties, and important factors could cause actual results to differ materially from those anticipated, including changes in general business and economic conditions, changes in interest rates, legal and regulatory developments, increased competition from both banks and non-banks, changes in customer behavior and preferences,  and effects of critical accounting policies and judgments. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended September 30, 2010 on file with the SEC, including the sections entitled "Risk Factors."  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

For Additional Information Contact:
Paul Milano
Chief Financial Officer
Pulaski Financial Corp.
(314) 878-3523 Ext. 5046

Tables follow...

PULASKI FINANCIAL CORP.
CONDENSED STATEMENTS OF INCOME
(Unaudited)

	(Dollars in thousands except per share data)
	Three Months Ended
	December 31,	September 30,	December 31,
	2010	2010	2009
Interest income	$17,124	$16,299	$16,837
Interest expense	3,708	3,892	5,312

Net interest income	13,416	12,407	11,525
Provision for loan losses	4,300	4,250	6,074

Net interest income after provision for loan losses	9,116	8,157	5,451

Retail banking fees	1,026	971	932
Mortgage revenues	1,847	1,706	2,701
Investment brokerage revenues	446	417	424
Other	329	359	390
Total non-interest income	3,648	3,453	4,447

Compensation expense	3,402	3,262	3,897
Occupancy, equipment and data processing expense	2,072	2,180	2,005
Advertising	100	189	147
Professional services	445	391	517
Real estate foreclosure losses and expenses, net	1,085	919	436
FDIC deposit insurance premiums	623	502	492
Other	574	727	688
Total non-interest expense	8,301	8,170	8,182

Income before income taxes	4,463	3,440	1,716
Income tax expense	1,346	253	466
Net income after tax	3,117	3,187	1,250
Preferred stock dividends	516	515	514
Earnings available for common shares	$2,601	$2,672	$736

Annualized Performance Ratios
Return on average assets	0.83%	0.91%	0.35%
Return on average common equity	11.71%	12.42%	3.32%
Interest rate spread	3.61%	3.54%	3.20%
Net interest margin	3.78%	3.72%	3.42%

SHARE DATA
Weighted average shares outstanding - basic	10,507,158	10,466,557	10,274,066
Weighted average shares outstanding - diluted	10,925,023	10,807,056	10,483,880
Basic earnings per common share	$0.25	$0.26	$0.07
Diluted earnings per common share	$0.24	$0.25	$0.07
Dividends per common share	$0.095	$0.095	$0.095

PULASKI FINANCIAL CORP.
BALANCE SHEET DATA
(Unaudited)

	(Dollars in thousands)
	December 31,	September 30,
	2010	2010
Total assets	$1,466,924	$1,452,817
Loans receivable, net	1,041,169	1,046,273
Allowance for loan losses	27,275	26,976
Mortgage loans held for sale, net	271,152	253,578
Investment securities	13,594	8,001
FHLB stock	10,184	9,774
Mortgage-backed & related securities	16,159	19,142
Cash and cash equivalents	16,001	15,603
Deposits	1,151,152	1,115,203
FHLB advances	161,800	181,000
Subordinated debentures	19,589	19,589
Stockholders' equity - preferred	31,197	31,088
Stockholders' equity - common	87,473	85,265
Book value per common share	$7.99	$7.87

	December 31,	September 30,
	2010	2010
LOANS RECEIVABLE
Real estate mortgage:
Residential first mortgages	$237,930	$243,650
Residential second mortgages	57,765	60,281
Home equity lines of credit	193,016	201,922
Multi-family residential	42,282	43,736
Commercial real estate	282,506	256,224
Land acquisition and development	68,511	74,790
Total real estate mortgage	882,010	880,603

Real estate construction and development:
One to four family residential	6,798	8,127
Multi-family residential	3,418	3,876
Commercial real estate	7,072	19,068
Total real estate construction and development	17,288	31,071

Commercial & industrial loans	162,141	155,294
Consumer and installment	3,699	3,512
	1,065,138	1,070,480
Add (less):
Deferred loan costs	3,803	3,884
Loans in process	(497)	(1,115)
Allowance for loan losses	(27,275)	(26,976)
	(23,969)	(24,207)
Total	$1,041,169	$1,046,273

Weighted average rate at end of period	5.37%	5.34%

	December 31, 2010		September 30, 2010
		Weighted		Weighted
		Average		Average
		Interest		Interest
	Balance	Rate	Balance	Rate
DEPOSITS
Demand Deposit Accounts:
Non-interest-bearing checking	$121,101	0.00%	$149,186	0.00%
Interest-bearing checking	376,232	0.71%	345,013	0.90%
Passbook savings accounts	29,009	0.14%	30,296	0.18%
Money market	205,069	0.48%	189,851	0.52%
Total demand deposit accounts	731,411	0.51%	714,346	0.58%

Certificates of Deposit:
Retail	332,846	2.01%	328,394	2.20%
CDARS	78,477	0.57%	64,051	0.65%
Brokered	8,418	5.23%	8,412	5.23%
Total certificates of deposit	419,741	1.81%	400,857	2.02%
Total deposits	$1,151,152	0.98%	$1,115,203	1.09%

PULASKI FINANCIAL CORP.
NONPERFORMING ASSETS
(Unaudited)

	(In thousands)
	December 31,	September 30,
	2010	2010
NONPERFORMING ASSETS
Non-accrual loans:
Residential real estate first mortgages	$8,858	$6,727
Residential real estate second mortgages	1,492	1,522
Home equity	3,266	2,206
Commercial and multi-family	9,513	5,539
Land acquisition and development	6,739	8,796
Real estate-construction and development	1,136	1,189
Commercial and industrial	414	417
Consumer and other	286	100
Total non-accrual loans	31,704	26,496

Troubled debt restructured: (1)
Current under the restructured terms:
Residential real estate first mortgages	15,760	16,093
Residential real estate second mortgages	1,929	2,186
Home equity	1,039	1,050
Commercial and multi-family	162	184
Land acquisition and development	121	97
Real estate-construction and development	2,934	3,306
Commercial and industrial	618	1,684
Consumer and other	59	83
Total current restructured loans	22,622	24,683
Past due greater than 30 days under restructured terms:
Residential real estate first mortgages	8,537	7,251
Residential real estate second mortgages	483	339
Home equity	674	728
Land acquisition and development	41	65
Real estate-construction and development	51	-
Commercial and industrial	882	-
Total past due restructured loans	10,668	8,383
Total restructured loans	33,290	33,066
Total non-performing loans	64,994	59,562
Real estate acquired in settlement of loans:
Residential real estate	2,615	3,632
Commercial real estate	10,395	11,268
Total real estate acquired in settlement of loans	13,010	14,900
Other nonperforming assets	12	-
Total non-performing assets	$78,016	$74,462

(1)	Troubled debt restructured includes non-accrual loans totaling $33.3 million and $33.1 million at December 31, 2010 and September 30, 2010, respectively.
These totals are not included in non-accrual loans above.

PULASKI FINANCIAL CORP.
ALLOWANCE FOR LOAN LOSSES AND ASSET QUALITY RATIOS
(Unaudited)

	(Dollars in thousands)
	Three Months
	Ended December 31,
	2010	2009
ALLOWANCE FOR LOAN LOSSES
Allowance for loan losses, beginning of period	$26,976	$20,579
Provision charged to expense	4,300	6,074
(Charge-offs) recoveries, net:
Residential real estate first mortgages	(166)	(930)
Residential real estate second mortgages	(302)	(185)
Home equity	(521)	(722)
Commercial and multi-family	(721)	5
Land acquisition & development	(2,117)	(327)
Real estate-construction and development	-	(1,436)
Commercial and industrial	(141)	(63)
Consumer and other	(33)	(72)
Total loans charged off, net	(4,001)	(3,730)
Allowance for loan losses, end of period	$27,275	$22,923

	December 31,	September 30,
	2010	2010
ASSET QUALITY RATIOS
Nonperforming loans as a percent of total loans	6.10%	5.56%
Nonperforming loans excluding current troubled debt
restructurings as a percent of total loans	3.98%	3.26%
Nonperforming assets as a percent of total assets	5.32%	5.13%
Nonperforming assets excluding current troubled debt
restructurings as a percent of total assets	3.78%	3.43%
Allowance for loan losses as a percent of total loans	2.56%	2.52%
Allowance for loan losses as a percent
of nonperforming loans	41.97%	45.29%
Allowance for loan losses as a percent of
nonperforming loans excluding current troubled debt
restructurings and related allowance for loan losses	65.89%	75.47%

PULASKI FINANCIAL CORP.
AVERAGE BALANCE SHEETS
(Unaudited)

	(Dollars in thousands)
	Three Months Ended
	December 31, 2010			December 31, 2009
		Interest	Average		Interest	Average
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost	Balance	Dividends	Cost
Interest-earning assets:
Loans receivable	$1,064,170	$13,585	5.11%	$1,148,807	$14,859	5.17%
Mortgage loans held for sale	305,905	3,229	4.22%	134,745	1,620	4.81%
Other interest-earning assets	49,650	310	2.50%	63,603	358	2.25%
Total interest-earning assets	1,419,725	17,124	4.82%	1,347,155	16,837	5.00%
Noninterest-earning assets	85,062			66,533
Total assets	$1,504,787			$1,413,688

Interest-bearing liabilities:
Deposits	$982,640	$3,198	1.30%	$1,061,314	$4,627	1.74%
Borrowed money	242,287	510	0.84%	118,922	685	2.30%
Total interest-bearing liabilities	1,224,927	3,708	1.21%	1,180,236	5,312	1.80%
Noninterest-bearing deposits	141,331			97,538
Noninterest-bearing liabilities	18,533			16,450
Stockholders' equity	119,996			119,464
Total liabilities and stockholders' equity	$1,504,787			$1,413,688
Net interest income		$13,416			$11,525
Interest rate spread			3.61%			3.20%
Net interest margin			3.78%			3.42%

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